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Exhibit 21.1

List of Subsidiaries of Bristol West Holdings, Inc.

Apex Adjustment Bureau, Inc.

Bayview Adjustment Bureau, Inc.

Bristol West Casualty Insurance Company

Bristol West Insurance Company

Bristol West Insurance Services of California, Inc.

Bristol West Insurance Services of Georgia, Inc.

Bristol West Insurance Services of Pennsylvania, Inc.

Bristol West Insurance Services of Texas, Inc.

Bristol West Insurance Services, Inc. of Florida

BWIS of Nevada, Inc.

Coast National Holding Company

Coast National Insurance Company

Coast National General Agency, Inc.

GP, LLC

Insurance Data Systems, G.P.

Security National Insurance Company

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List of Subsidiaries of Bristol West Holdings, Inc.